UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016

FREEPORT-McMoRan INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Central Avenue
Phoenix, AZ	85004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 16, 2016, Freeport-McMoRan Inc. (“FCX”) completed the indirect sale of its 70 percent interest (the “TFHL Interest”) in TF Holdings Limited (“TFHL”) to China Molybdenum Co., Ltd. for $2.65 billion in cash and contingent consideration of up to $120 million in cash, consisting of $60 million if the average copper price exceeds $3.50 per pound and $60 million if the average cobalt price exceeds $20 per pound, both during calendar years 2018 and 2019. TFHL is a Bermuda holding company that indirectly owns an 80 percent interest in Tenke Fungurume Mining S.A. (Tenke) located in the Democratic Republic of Congo. FCX had a 70 percent interest in TFHL and an effective 56 percent interest in Tenke.
FCX plans to use net proceeds from the transaction of approximately $2.65 billion to repay indebtedness, half of which will be used to repay borrowings under FCX's unsecured bank term loan.

Item 8.01 Other Events.

FCX issued a press release dated November 16, 2016, announcing that it has completed the sale of its interest in TFHL for $2.65 billion in cash. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Statements.

FCX reported the results of operations of TFHL as discontinued operations in the consolidated statements of operations and presented the assets and liabilities of TFHL as held for sale in the consolidated balance sheets beginning with the unaudited consolidated financial statements and notes thereto included in FCX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. In addition, FCX’s 2015 audited financial statements were revised to reflect the presentation of the historical operating results of TFHL as discontinued operations, as reflected in FCX’s Current Report on Form 8-K filed on November 9, 2016. Accordingly, FCX has not provided pro forma financial statements in this Item 9.01(b) of this Current Report on Form 8-K.

(d) Exhibit.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By:	/s/ C. Donald Whitmire, Jr.
C. Donald Whitmire, Jr.
Vice President and
Controller - Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date: November 16, 2016

Freeport-McMoRan Inc.
Exhibit Index

Exhibit
Number

99.1	Press release dated November 16, 2016, titled “Freeport-McMoRan Completes Sale of Interest in TF Holdings Limited for $2.65 Billion in Cash.”